Exhibit  23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of BioSphere Medical, Inc. for the registration of 2,075,000 shares of its common stock and to the incorporation by reference therein of our report dated January 27, 2006, except for Note Q, as to which the date is February 24, 2006, with respect to the consolidated financial statements of BioSphere Medical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 21, 2006